Exhibit 99.1

CYS Investments, Inc. Announces Fourth Quarter and Year Ended 2015 Financial Results

For Immediate Release
NEW YORK, NY – February 10, 2016– CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended (the "Fourth Quarter") and the year ended December 31, 2015.
Fourth Quarter 2015 Highlights

•	December 31, 2015 book value per common share of $9.36, after declaring a $0.26 dividend per common share on December 8, 2015.

•	GAAP net loss available to common stockholders of $(3.6) million, or $(0.02) per diluted common share.

•	Core earnings plus drop income of $44.5 million ($40.8 million core earnings and $3.7 million drop income), or $0.29 per diluted common share ($0.27 core earnings and $0.02 drop income).

•	Interest rate spread net of hedge, including drop income, of 1.43%.

•	Net realized and unrealized loss on investments of $(138.4) million.

•	Net realized and unrealized gain on swap and cap contracts of $92.0 million.

•	December 31, 2015 leverage ratio of 6.77 to 1.

•	Operating expenses of $3.3 million, or 0.75% of average stockholders' equity.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.69.

•	Constant Prepayment Rate ("CPR") of 8.1% for the quarter.

•	Repurchased 3,055,784 shares of the Company's common stock for an aggregate purchase price of approximately $23.1 million at a weighted-average price of $7.54 per share.

•	The Company's duration gap extended to 0.74 at December 31, 2015 from 0.66 at September 30, 2015.
Full Year 2015 Highlights

•	Total dividends of $1.10 per common share.

•	GAAP net loss available to common stockholders of $(25.6) million, or $(0.17) per diluted common share.

•	Core earnings plus drop income of $176.8 million, ($144.2 million core earnings and $32.6 million drop income), or $1.13 per diluted common share ($0.92 core earnings and $0.21 drop income).

•	Interest rate spread net of hedge, including drop income, of 1.40%.

•	Net realized and unrealized loss on investments of $(116.1) million.

•	Net realized and unrealized loss on swap and cap contracts of $(54.9) million.

•	Operating expenses of $20.8 million, or 1.12% of average stockholders' equity, a decrease from $22.9 million, or 1.19% for the year ended December 31, 2014.

•	Repurchased 10,559,493 shares of the Company's common stock for an aggregate purchase price of approximately $87.7 million at a weighted-average price of $8.28 per share.
Market Commentary
The U.S. Federal Reserve (the "Fed") continued to guide the capital markets to anticipate an interest rate hike in late 2015. After the Federal Open Market Committee ("FOMC") meeting in September when there was no rate hike, the market began to price in the expectation of higher rates in December. The Fed finally raised the target federal funds rate ("federal funds rate") by 25 basis points ("bps") in December. Agency RMBS prices decreased during the Fourth Quarter as interest rates rose, and the yield on 10-year U.S. Treasury Securities ("U.S. Treasuries") increased 23 bps to end the Fourth Quarter at 2.27%. While prices of our hedges increased, they did not fully offset the decrease in prices of our Agency RMBS. During the Fourth Quarter, swap spreads continued to tighten, even turning negative compared to U.S. Treasuries in November 2015. Many factors contributed to the pressures on swap spreads, including the ongoing intensification of the regulatory environment, continuing pressure on bank and dealer balance sheets, higher corporate bond issuances and associated hedging activity, and ongoing liquidations of U.S. Treasuries by foreign central banks and large sovereign wealth funds. The performance of the mortgage market reflects its correlation to other markets for risk assets, including the commercial mortgage market, corporate bond market, the high yield bond market and, of course, equities. The weak performance of these other risk markets was driven by growing sentiment that the weakness in global economies would spill into the U.S. economy and cause an economic slowdown in North America. Agency RMBS, while guaranteed by Government-Sponsored Enterprises ("GSEs"), were not immune from these market sentiments. Prices of Fannie Mae 30-year 4% RMBS fell by 0.82% and Fannie Mae 15-year 3% RMBS fell by 1.05% during the Fourth Quarter. The performance of our Agency RMBS and our hedges caused our book value per share to decline in the Fourth Quarter primarily as a result of the continuing swap spread movement. We continue to anticipate volatile Agency RMBS markets. As of December 31, 2015, we had substantial available liquidity of $1.12 billion, or 66.2% of our equity.

On December 16, 2015, the FOMC raised the federal funds rate by 25 bps, the first rate hike in over nine years. By the time this rate hike was announced, the market had already priced in much of the impact and we experienced higher borrowing costs in the Fourth Quarter leading up to the Fed's anticipated action. The FOMC's decision was based on their view of the considerable improvement in labor market conditions in 2015 and an expectation that inflation will rise, over the medium term, to its 2 percent objective. In December, the FOMC indicated that four additional 25 bps hikes in the federal funds rate were likely during 2016; however, they also noted that inflation expectations and general economic conditions still remain somewhat uncertain and the actual path of the federal funds rate will depend on the economic outlook as informed by incoming data.

Since the beginning of 2016, the global bond and equity markets have experienced considerable volatility. Lower oil prices, a strong dollar, and slower growth in China and other global economies have presented a growing threat of renewed deflationary pressures. The 10-year U.S. Treasury, which was yielding 2.27% at December 31, 2015, fell to 1.73% as of February 9, 2016, and prices of our Agency RMBS have increased. On January 29, 2016, the Bank of Japan announced a policy of negative interest rates, which has already been adopted in Sweden, Denmark, Switzerland, and by the European Central Bank, in a bid to encourage banks to lend and companies to spend. Presently, the U.S. bond market is anticipating less risk of either inflation or a more aggressive Fed, and indeed, appears to be predicting a slower rate normalization process by the Fed.

On January 12, 2016, the Federal Housing Finance Agency ("FHFA") issued a final rule (the "Final Rule") amending its regulations governing Federal Home Loan Bank (the "FHLB") membership criteria for captive insurance companies. On January 12, 2016, the Federal Home Loan Bank of Cincinnati ("FHLBC") advised CYS Insurance Services, LLC, our wholly owned captive insurance subsidiary ("CYS Insurance"), that it would not renew any short-term FHLBC advances maturing before February 19, 2016, the effective date of the Final Rule, beyond February 8, 2016. Since January 12, 2016, CYS has replaced $1,450.0 million of short-term FHLBC advances with borrowings under repurchase agreements ("repo borrowings") from its other counterparties. See "Subsequent Events" below for additional details.
Fourth Quarter 2015 Results
The Company’s book value per common share on December 31, 2015 was $9.36, compared to $9.59 at September 30, 2015, after declaring a $0.26 dividend per common share on December 8, 2015. The book value decreased as prices of Agency RMBS declined during the Fourth Quarter to a greater extent than the increase in value of the Company's interest rate hedges.
In the Fourth Quarter, the Company had core earnings plus drop income (defined below) of $44.5 million, or $0.29 per diluted common share, comprised of core earnings of $40.8 million, or $0.27 per diluted common share, and drop income of $3.7 million, or $0.02 per diluted common share. This compares to the quarter ended September 30, 2015 (the "Third Quarter") core earnings plus drop income of $42.6 million, or $0.27 per diluted common share, consisting of core earnings of $36.3 million, or $0.23 per diluted common share, and drop income of $6.3 million, or $0.04 per diluted common share. Core earnings increased due primarily to higher interest income on a slightly lower amount of average settled Debt Securities in the Fourth Quarter.
The Company had net loss available to common stockholders of $(3.6) million in the Fourth Quarter, or $(0.02) per diluted common share, compared to net income of $30.8 million, or $0.20 per diluted common share, in the Third Quarter, as explained below.
Commencing with the Form 10-K for the year ended December 31, 2015, "Swap and cap interest expense", which up through September 30, 2015 was recognized in "Interest expense", and was a component of "Net interest income" in the Consolidated Statement of Operations, is now recognized in "Net gain (loss) from swap and cap contracts" in "Other income (loss)". This presentation change was made in order to record income, expenses and fair value changes related to derivatives in one line item in the financial statements, consistent with common practice of other companies that invest in similar assets and liabilities. As a result of this change, the caption "Net interest income" no longer includes the swap and cap interest expense. Therefore, we are presenting new non-GAAP measures, "economic interest expense", and "economic net interest income" to provide an equivalent measure to show our interest income net of borrowing and hedge expense. By providing users of our financial information with such measures in addition to the related GAAP measures, we believe it gives users greater transparency into the information used by our management in its financial and operational decision-making, and that it is meaningful information to consider related to the economic costs of financing our investment portfolio, inclusive of interest rate swaps and caps used to hedge against fluctuations in our borrowing costs.

The following table provides GAAP measures of interest expense and net interest income and details with respect to reconciling the aforementioned line items on a non-GAAP basis for each respective period.

	Three Months Ended				Year Ended
(in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2015	December 31, 2014
Net interest income	$71,867	$71,721	$70,270	$71,208	$285,066	$283,251
Swap and cap interest expense	22,969	24,681	24,992	27,468	100,110	90,812
Economic net interest income	$48,898	$47,040	$45,278	$43,740	$184,956	$192,439

Total interest expense	$13,964	$12,261	$10,262	$9,642	$46,129	$33,825
Swap and cap interest expense	22,969	24,681	24,992	27,468	100,110	90,812
Economic interest expense	$36,933	$36,942	$35,254	$37,110	$146,239	$124,637
The Company's economic net interest income was $48.9 million in the Fourth Quarter, up approximately $1.9 million from $47.0 million in the Third Quarter.
In the Fourth Quarter, total interest income increased to $85.8 million from $84.0 million in the Third Quarter. While we had lower average settled Debt Securities of $12,811.1 million in the Fourth Quarter compared to $13,099.7 million in the Third Quarter, the yield on our Debt Securities increased to 2.68% in the Fourth Quarter from 2.56% in the Third Quarter. The increase in our average yield on Debt Securities in the Fourth Quarter was primarily due to lower prepayments in our investment portfolio. Fourth Quarter CPR decreased to 8.1% from 10.2% in the Third Quarter. The lower CPR was driven primarily by generally higher residential mortgage interest rates in June, July and August 2015, which led to decreased residential mortgage refinancings in the Fourth Quarter.
In the Fourth Quarter, economic interest expense, comprising interest expense on repurchase agreements and FHLBC Advances (defined below) and swap and cap interest expense, was $36.9 million, the same as in the Third Quarter. Interest expense on repurchase agreements and FHLBC Advances increased to $14.0 million in the Fourth Quarter from $12.3 million in the Third Quarter. As the market anticipated the 25 bps federal funds rate hike in December 2015, interest rates on our repo borrowings increased and the weighted average cost of funds increased to 0.49% in the Fourth Quarter from 0.42% in the Third Quarter. Swap and cap interest expense decreased to $23.0 million in the Fourth Quarter, from $24.7 million in the Third Quarter. While the average notional swaps and cap outstanding increased to $10,337.5 million in the Fourth Quarter from $10,012.5 million in the Third Quarter, a combination of an increase in the receive rate on resetting swaps and a lower pay rate on the newer swaps resulted in a decrease of $1.7 million in swap and cap interest expense.
The Company had net realized and unrealized loss from investments of $(138.4) million in the Fourth Quarter compared to net realized and unrealized gain from investments of $95.8 million in the Third Quarter. The net loss on investments in the Fourth Quarter was generally driven by a decrease in prices of our Agency RMBS. For example, prices of 30-year 4.0% Agency RMBS decreased by $0.87 to $105.86 and 15-year 3.0% Agency RMBS decreased by $1.09 to $103.08 at the end of the Fourth Quarter, whereas prices of the same securities increased during the Third Quarter by $0.90 to $106.73 and by $0.69 to $104.17, respectively.
Net realized and unrealized gain on interest rate swap and cap contracts was $92.0 million in the Fourth Quarter, compared to net realized and unrealized loss of $(100.6) million in the Third Quarter. The value of our hedges increased in the Fourth Quarter primarily due to higher swap rates during the Fourth Quarter. For example, 5-year swap rates increased 36 bps and 7-year swap rates increased by 25 bps during the Fourth Quarter, whereas they decreased by 41 bps and 45 bps, respectively, during the Third Quarter. See "Hedging" below for additional details.
The Company’s operating expenses were $3.3 million in the Fourth Quarter, or 0.75% of average stockholders' equity, compared to $5.8 million, or 1.30% in the Third Quarter. The decrease in operating expenses was due primarily to a year-end reduction in our 2015 incentive compensation accrual.

Set forth below are summary financial data for the Fourth Quarter, Third Quarter, quarters ended June 30, 2015 and March 31, 2015 and for the years ended December 31, 2015 and 2014:

(in thousands)	Three Months Ended *				Year Ended
Key Balance Sheet Metrics	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2015	December 31, 2014
Average settled Debt Securities (1)	$12,811,091	$13,099,727	$13,219,744	$12,653,266	$12,962,340	$12,198,178
Average total Debt Securities (2)	$13,424,661	$13,928,756	$14,711,932	$14,810,062	$14,223,921	$13,910,227
Average repurchase agreements and FHLBC Advances (3)	$11,309,499	$11,557,064	$11,610,144	$10,954,377	$11,395,383	$10,559,856
Average Debt Securities liabilities (4)	$11,923,069	$12,386,093	$13,102,332	$13,111,173	$12,656,964	$12,271,905
Average stockholders' equity (5)	$1,739,317	$1,790,420	$1,893,445	$1,981,424	$1,856,455	$1,922,938
Average common shares outstanding (6)	153,183	155,702	157,334	160,523	156,686	161,950
Leverage ratio (at period end) (7)	6.77:1	6.87:1	7.06:1	6.77:1	6.77:1	6.44:1
Book value per common share	9.36	9.59	9.62	10.53	9.36	10.50

Key Performance Metrics
Average yield on settled Debt Securities (8)	2.68%	2.56%	2.44%	2.56%	2.56%	2.60%
Average yield on total Debt Securities including drop income (9)	2.67%	2.59%	2.42%	2.57%	2.56%	2.72%
Average cost of funds (10)	0.49%	0.42%	0.35%	0.35%	0.40%	0.32%
Average cost of funds and hedge (11)	1.31%	1.28%	1.21%	1.36%	1.28%	1.18%
Adjusted average cost of funds and hedge (12)	1.24%	1.19%	1.08%	1.13%	1.16%	1.02%
Interest rate spread net of hedge (13)	1.37%	1.28%	1.23%	1.20%	1.28%	1.42%
Interest rate spread net of hedge including drop income (14)	1.43%	1.40%	1.34%	1.44%	1.40%	1.70%
Operating expense ratio (15)	0.75%	1.30%	1.27%	1.16%	1.12%	1.19%
Total stockholder return on common equity (16)	0.31%	2.39%	(5.98%)	3.14%	(0.38%)	27.06%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)
The average repurchase agreements and short- and long-term Federal Home Loan Bank of Cincinnati ("FHLBC") advances (together, "FHLBC Advances") are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities.

(10)	The average cost of funds for the period is calculated by dividing repurchase agreements and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(11)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement, FHLBC Advances and swap and cap interest expense by average repurchase agreements and FHLB Advances.

(12)
The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreements, FHLBC Advances and swap and cap interest expense by average total Debt Securities liabilities.

(13)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(14)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(15)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(16)	Calculated by change in book value plus dividend distributions on common stock.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
The Company's Debt Securities portfolio was $13.0 billion at December 31, 2015, a decrease of $0.8 billion from $13.8 billion at September 30, 2015. During the Fourth Quarter, we sold approximately $418 million of 15-Year Fixed Rate Agency RMBS, approximately $298 million of 30-Year Fixed Rate Agency RMBS and approximately $20 million of Agency Hybrid Adjustable Rate Mortgages ("ARMs") and bought approximately $74 million of U.S. Treasuries. Overall, we reduced our holdings of Agency RMBS by approximately $665 million. The following table summarizes the Company's Debt Securities portfolio at December 31, 2015, September 30, 2015, and December 31, 2014.

	December 31, 2015		September 30, 2015		December 31, 2014
Asset Type	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15-Year Fixed Rate	$6.4	49%	$6.9	50%	$7.3	50%
20-Year Fixed Rate	0.1	1%	0.1	1%	0.1	1%
30-Year Fixed Rate	6.0	46%	6.4	46%	5.3	36%
Hybrid ARMs	0.4	3%	0.4	3%	1.7	12%
U.S. Treasuries	0.1	1%	—	—%	0.2	1%
Total	$13.0	100%	$13.8	100%	$14.6	100%
The Company’s Debt Securities at December 31, 2015 are detailed below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$6,238,674	$6,458,865	$103.12	$103.53	2.19%	3.11%	7.9%
20-Year Fixed Rate	51,664	56,102	102.79	108.59	2.18%	4.50%	16.4%
30-Year Fixed Rate	5,779,523	6,045,212	104.44	104.60	2.82%	3.75%	6.2%
Hybrid ARMs (3)	356,991	367,817	102.80	103.03	2.14%	2.95%	17.7%
U.S. Treasuries	100,000	99,711	99.85	99.71	1.03%	0.88%	n/a
Total	$12,526,852	$13,027,707	$103.69	$104.00	2.47%	3.39%	7.6%
__________
(1) This is a forward yield and is calculated based on the cost basis of the security at December 31, 2015.

(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month or year. Specifically, CPR is an annualized version of the prior three month prepayment rate for those bonds held at December 31, 2015. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of the Company's Hybrid ARM portfolio was 72.1 at December 31, 2015. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.
Leverage & Liquidity
Our leverage was 6.77 to 1 at the end of the Fourth Quarter, compared to 6.87 to 1 at the end of the Third Quarter. As of December 31, 2015 and September 30, 2015, the Company had financed its portfolio with approximately $11.1 billion and $11.4 billion of repo borrowings and FHLBC Advances (collectively "Total Outstanding Borrowings"), and had payable for securities purchased net of receivable for securities sold of $0.4 billion and $0.7 billion, respectively. The lower leverage ratio was primarily due to the smaller investment portfolio and reduced financing needs at December 31, 2015.
At December 31, 2015, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.1 billion, or 66.2% of stockholders' equity, compared to $1.2 billion, or 67.2% of stockholders' equity, at September 30, 2015.
Financing
During the Fourth Quarter, the Company financed its portfolio with average repo borrowings and FHLBC Advances of $11.3 billion, with a weighted-average interest rate of 0.49%, compared to $11.6 billion and 0.42% during the Third Quarter.
Total interest expense from repo borrowings and FHLBC Advances increased $1.7 million to $14.0 million in the Fourth Quarter compared to $12.3 million for the Third Quarter, primarily due to higher average cost of funds during the Fourth Quarter compared to the Third Quarter. Swap and cap interest expense decreased by $1.7 million to $23.0 million from $24.7 million in the Third Quarter, as we took advantage of the lower rates available in the swap market and closed all our cancelable swaps with higher pay rates and entered into new swap agreements at lower pay rates.
During the Fourth Quarter, the Company did not experience any reductions in the availability of repo borrowings or FHLB Advances. The Company manages its counterparty risk by diversifying its repo borrowings across its global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. At December 31, 2015, FHLBC Advances were 18.9% of the Company's Total Outstanding Borrowings, and repo borrowings with any individual counterparty were less than 6% of our Total Outstanding Borrowings. During the year ended December 31, 2015, we established three new counterparty relationships. As of December 31, 2015, we had 48 counterparties from whom we may seek borrowings. Below is a summary, by region, of our Total Outstanding Borrowings at December 31, 2015:

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
		(in thousands)
North America	22	$7,138,966	64.4%
Europe	8	2,418,480	21.8%
Asia	5	1,530,330	13.8%
Total	35	$11,087,776	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $0.4 billion at December 31, 2015, compared to $0.7 billion of payables for securities purchased net of receivable for securities sold at September 30, 2015.
Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. In the Fourth Quarter, we continued to take advantage of the lower interest rates in the swap market and repositioned our hedge portfolio. We terminated swaps with a combined notional of $300.0 million with a weighted-average pay rate of 2.26% and entered into new swaps with a combined notional of $750.0 million with a lower weighted-average pay rate of 1.52%. After the repositioning, our weighted-average fixed pay rate on swaps decreased to 1.29% at December 31, 2015 compared to 1.31% at September 30, 2015.
As of December 31, 2015, the Company held swaps with an aggregate notional amount of $8.0 billion, a weighted-average fixed rate of 1.29%, and a weighted-average expiration of 3.4 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"). At December 31, 2015, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 4.0 years. Below is a summary of our hedging portfolio at December 31, 2015:

Interest Rate Swaps	Weighted-Average	Notional Amount	Fair Value
Expiration Year	Fixed Pay Rate	(in thousands)	(in thousands)
2017	0.82%	$2,250,000	$8,968
2018	1.16%	2,000,000	2,913
2019	1.75%	800,000	(7,148)
2020	1.49%	2,000,000	19,989
2022	1.93%	900,000	689
Total	1.29%	$7,950,000	$25,411

Interest Rate Caps	Weighted-Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$13,811
2020	1.25%	1,700,000	47,532
Total	1.28%	$2,500,000	$61,343
Duration Gap
The Company's duration gap extended to 0.74 at December 31, 2015 compared to 0.66 at September 30, 2015, primarily due to a slight lengthening of the duration of the Company's existing Agency RMBS portfolio.
Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments in our unaudited consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less cost of funds) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS. The Company's drop income and average to be announced ("TBA") market values outstanding during the Fourth Quarter and Third Quarter are shown in the chart below:

	Three Months Ended		Year Ended
(in thousands)	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
Drop income	$3,665	$6,258	$32,609	$60,683
Average TBAs market value	661,319	787,630	1,244,321	1,681,428
Prepayments
The portfolio recorded $392.6 million in principal repayments and prepayments, a CPR of approximately 8.1%, and net amortization expense of $18.6 million for the Fourth Quarter. This compared to $473.7 million in principal repayments and prepayments, a CPR of approximately 10.2%, and net amortization expense of $22.9 million for the Third Quarter. The Company believes that the decrease in CPR was due principally to lower refinancings resulting from higher interest rates and seasonal trends in the housing market, as there is typically less activity in the fourth quarter of each calendar year. For January 2016, the CPR of our investment portfolio was 8.6%.
Dividend
The Company declared a common dividend of $0.26 per share for the Fourth Quarter, unchanged from the Third Quarter. Using the closing share price of $7.13 on December 31, 2015, the Fourth Quarter dividend equates to an annualized dividend yield of 14.6%.
Share Repurchase Program
In the Fourth Quarter, we repurchased 3,055,784 shares of the Company's common stock for an aggregate purchase price of approximately $23.1 million at a weighted-average price of $7.54 per share. In the Third Quarter, we repurchased 2,067,552 shares of the Company's common stock for an aggregate purchase price of approximately $15.9 million at a weighted-average price of $7.67 per share. As of December 31, 2015, the Company had approximately $160.8 million available under the share repurchase program to repurchase shares of its common stock.

Results for the Year Ended December 31, 2015
During the year ended December 31, 2015, the Company had core earnings plus drop income of $176.8 million, or $1.13 per diluted common share ($0.92 core earnings and $0.21 drop income), compared to $209.7 million, or $1.29 per diluted common share ($0.92 core earnings and $0.37 drop income), in 2014. The year-over-year decrease in core earnings plus drop income per share was primarily the result of a decrease in average interest rate spread net of hedge to 1.28% from 1.42% for the years ended December 31, 2015 and 2014, respectively, on a slightly larger investment portfolio, with average total Debt Securities of $14.2 billion for the year ended December 31, 2015, compared to $13.9 billion for the year ended December 31, 2014.
The Company had net income (loss) available to common stockholders of $(25.6) million for the year ended December 31, 2015, or $(0.17) per diluted common share, compared to net income available to common stockholders of $404.8 million, or $2.50 per diluted common share, in 2014. Book value per common share decreased to $9.36 at December 31, 2015 from $10.50 at December 31, 2014. The year-over-year decrease in book value per common share and net income was primarily the result of net realized and unrealized losses on investments and on swap and cap contracts, for the year ended December 31, 2015, compared to a net realized and unrealized gain on investments, partially offset by net realized and unrealized loss on swap and cap contracts, for the year ended December 31, 2014. The prices of our Agency RMBS generally deceased during 2015 in response to higher rates and as mortgage spreads widened. The market was anticipating the federal funds rate to rise throughout the year and mortgage prices moved in line with this expectation. During the year ended December 31, 2015, the price of a 30-year 4.0% Agency RMBS decreased $0.91, while during the year ended December 31, 2014 it increased $3.75. The net realized and unrealized loss on swap and cap contracts for the year was primarily the result of unprecedented tightening of swap spreads in the second half of 2015. We were able to reposition our hedges and took advantage of the cancelable feature on some of our swaps to terminate and reduce our losses on those cancelable swaps.
Subsequent Events
On January 12, 2016, the FHFA issued a Final Rule amending its regulations governing FHLB membership criteria for captive insurance companies. The Final Rule defines "insurance company" to exclude "captive insurers". CYS, through CYS Insurance, gained membership in the FHLBC in March, 2015. Under this Final Rule, which will become effective on February 19, 2016, CYS Insurance must terminate its membership in the FHLBC within one year of the effective date and cannot secure any new advances. On January 12, 2016, the FHLBC advised CYS Insurance that it would not renew any short-term FHLBC advances that mature before the effective date, beyond February 8, 2016. CYS has replaced $1,450.0 million of its short-term FHLBC advances with repo borrowings from its other counterparties. Currently, CYS Insurance has $225.0 million of short-term FHLBC advances maturing within 6 months, which cannot be renewed, and $425.0 million of long-term FHLBC advances with a weighted average maturity of approximately 2.5 years. The long-term FHLBC advances are callable after the one-year anniversary of the advance and every six months thereafter, but will have to be repaid on or before February 19, 2017. As of December 31, 2015, CYS Insurance had a $42.0 million investment in stock in the FHLBC as required to support a specified percentage of FHLBC Advances. The FHLBC repurchased $16.0 million of this investment on January 27, 2016. The Company expects to seek repurchase of its remaining investment in FHLBC stock as it repays it outstanding FHLBC Advances.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, February 11, 2016, to discuss its financial results for the quarter and year ended December 31, 2015. To participate in the call by telephone, please dial (866) 299-3305 at least 10 minutes prior to the start time and reference the conference passcode 41290943. International callers should dial (412) 455-6213 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com. To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay will be available on Thursday, February 11, 2016, at approximately 12:00 PM Eastern Time through Thursday, February 25, 2016, at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 41290943. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available a supplemental presentation on the Company's website, contemporaneously with the filing of the Company's Annual Report on Form 10-K. The presentation will be available on the Webcasts/Presentations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices and supply and demand of Agency RMBS, earnings, yields, investment environment, repurchases of the Company's stock, interest rates, hedges, prepayments, the U.S. and global economies, and the effect of actions of the U.S. government, including the Fed, the FOMC, the FHFA, or the FHLBC on the Company's results. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Assets:
Investments in securities, at fair value (including pledged assets of $11,601,900, $11,970,020, $12,385,443, $11,309,980 and $11,908,922, respectively)	$13,027,707	$13,777,299	$14,240,290	$15,047,074	$14,601,507
Other investments	50,028	50,028	41,028	18,229	8,025
Derivative assets, at fair value	100,778	53,995	101,852	91,604	148,284
Cash	9,982	28,622	49,919	7,170	4,323
Receivable for securities sold and principal repayments	1,084,844	247,207	907,661	345,006	83,643
Interest receivable	34,563	36,518	37,551	37,314	37,894
Receivable for cash pledged as collateral	21,751	71,655	25,509	37,216	11,104
Other assets	1,051	1,250	1,304	11,408	1,083
Total assets	$14,330,704	$14,266,574	$15,405,114	$15,595,021	$14,895,863
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$8,987,776	$9,252,681	$10,115,335	$10,204,901	$11,289,559
Short-term FHLBC advances	1,675,000	1,675,000	1,575,000	510,000	—
Long-term FHLBC advances	423,701	425,737	75,011	—	—
Derivative liabilities, at fair value	14,024	65,317	19,778	38,502	16,007
Payable for securities purchased	1,475,974	980,615	1,732,668	2,767,042	1,505,481
Payable for cash received as collateral	18,534	38,641	25,104	48,229	72,771
Distribution payable	4,410	44,659	48,328	51,844	4,410
Accrued interest payable	32,588	18,453	26,311	31,422	27,208
Accrued expenses and other liabilities	4,083	5,647	3,473	2,445	5,259
Total liabilities	$12,636,090	$12,506,750	$13,621,008	$13,654,385	$12,920,695
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (151,740, 154,781,156,849, 158,114 and 161,850 shares issued and outstanding, respectively)	1,517	1,548	1,568	1,581	1,618
Additional paid in capital	1,946,419	1,987,501	2,002,339	2,012,697	2,049,152
Accumulated deficit	(519,222)	(495,125)	(485,701)	(339,542)	(341,502)
Total stockholders' equity	$1,694,614	$1,759,824	$1,784,106	$1,940,636	$1,975,168
Total liabilities and stockholders' equity	$14,330,704	$14,266,574	$15,405,114	$15,595,021	$14,895,863
Book value per common share	$9.36	$9.59	$9.62	$10.53	$10.50

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended				Year Ended
(In thousands, except per share numbers)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2015	December 31, 2014
Interest income:
Interest income from Agency RMBS	$84,831	$83,816	$79,579	$80,060	$328,286	$301,996
Other interest income	1,000	166	953	790	2,909	15,080
Total interest income	$85,831	$83,982	$80,532	$80,850	$331,195	$317,076
Interest expense:
Repurchase agreement and short-term FHLBC advances interest expense	$12,382	$10,893	$10,157	$9,642	$43,074	$33,825
Long-term FHLBC advances interest expense	1,582	1,368	105	—	3,055	—
Total interest expense	13,964	12,261	10,262	9,642	46,129	33,825
Net interest income	$71,867	$71,721	$70,270	$71,208	$285,066	$283,251
Other income (loss):
Net realized gain (loss) on investments	$(3,704)	$(10,332)	$9,435	$18,253	$13,652	$132,563
Net unrealized gain (loss) on investments	(134,708)	106,154	(176,899)	75,689	(129,764)	233,763
Net unrealized gain (loss) on long-term FHLBC advances	2,036	(726)	(11)	—	1,299	—
Other income	409	300	118	40	867	269
Subtotal	(135,967)	95,396	(167,357)	93,982	(113,946)	366,595
Swap and cap interest expense	(22,969)	(24,681)	(24,992)	(27,468)	(100,110)	(90,812)
Net realized and unrealized gain (loss) on swap and cap contracts	91,986	(100,597)	31,047	(77,368)	(54,932)	(110,542)
Net gain (loss) from swap and cap contracts	69,017	(125,278)	6,055	(104,836)	(155,042)	(201,354)
Total other income (loss)	$(66,950)	$(29,882)	$(161,302)	$(10,854)	$(268,988)	$165,241
Expenses:
Compensation and benefits	$1,200	$3,655	$3,712	$3,554	$12,121	$14,105
General, administrative and other	2,069	2,157	2,293	2,203	8,722	8,778
Total expenses	3,269	5,812	6,005	5,757	20,843	22,883

Net income (loss)	$1,648	$36,027	$(97,037)	$54,597	$(4,765)	$425,609
Dividends on preferred stock	(5,204)	(5,203)	(5,203)	(5,203)	(20,813)	(20,812)
Net income (loss) available to common stockholders	$(3,556)	$30,824	$(102,240)	$49,394	$(25,578)	$404,797
Net income (loss) per common share basic & diluted	$(0.02)	$0.20	$(0.66)	$0.31	$(0.17)	$2.50
Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized and unrealized gain (loss) on swaps and caps contracts, and net unrealized gain (loss) on long-term FHLBC advances. Management uses core earnings to evaluate the effective yield of the portfolio after interest and operating expenses. In addition, management utilizes core earnings as a key metric, in conjunction with other portfolio and market factors, to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors and stockholders greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and swaps and caps. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company's GAAP net income (loss) as a measure of its financial performance or any measure of its liquidity under GAAP.

	Three Months Ended				Year Ended
(In thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2015	December 31, 2014
Net income (loss) available to common stockholders	$(3,556)	$30,824	$(102,240)	$49,394	$(25,578)	$404,797
Net realized (gain) loss on investments	3,704	10,332	(9,435)	(18,253)	(13,652)	(132,563)
Net unrealized (gain) loss on investments	134,708	(106,154)	176,899	(75,689)	129,764	(233,763)
Net realized and unrealized gain (loss) on swap and cap contracts	(91,986)	100,597	(31,047)	77,368	54,932	110,542
Net unrealized (gain) loss on long-term FHLBC advances	(2,036)	726	11	—	(1,299)	—
Core earnings	$40,834	$36,325	$34,188	$32,820	$144,167	$149,013